UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
HELICOS BIOSCIENCES CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
42326R 109
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2003 BVIII LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Simon III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	42326R 109

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Dennis Henner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1.
(a)	Name of Issuer
Helicos BioSciences Corporation
(b)	Address of Issuer’s Principal Executive Offices
One Kendall Square
Building 700
Cambridge, MA 02139
Item 2.
(a)	Name of Person Filing
MPM BioVentures III, L.P.
MPM BioVentures III-QP, L.P.
MPM BioVentures III Parallel Fund, L.P.
MPM BioVentures III GmbH & Co. Beteiligungs KG
MPM Asset Management Investors 2003 BVIII LLC
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler
Nicholas Simon III
Dennis Henner
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures III GmbH & Co. Beteiligungs KG which was organized in Germany. The individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
42326R 109
Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4. Ownership
(a)	Amount Beneficially Owned:

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	0
Percent of Class:

MPM BioVentures III, L.P.	0%
MPM BioVentures III-QP, L.P.	0%
MPM BioVentures III Parallel Fund, L.P.	0%
MPM BioVentures III GmbH & Co. Beteiligungs KG	0%
MPM Asset Management Investors 2003 BVIII LLC	0%
MPM BioVentures III GP, L.P.	0%
MPM BioVentures III LLC	0%
Ansbert Gadicke	0%
Luke Evnin	0%
Nicholas Galakatos	0%
Michael Steinmetz	0%
Kurt Wheeler	0%
Nicholas Simon III	0%
Dennis Henner	0%

(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	0
(ii)	Shared power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	0

(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	0
(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2003 BVIII LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Nicholas Simon III	0
Dennis Henner	0
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not Applicable
Item 8. Identification and Classification of Members of the Group
     Not Applicable

Item 9. Notice of Dissolution of a Group
     Not Applicable
Item 10. Certification
     Not Applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2010

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
	its General Partner	By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner
By:	MPM BioVentures III LLC,
	its General Partner	By:	MPM BioVentures III LLC,
its General Partner
By:	/s/ Luke Evnin

	Name: Luke Evnin	By:	/s/ Luke Evnin

	Title: Series A Member		Name: Luke Evnin
Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC		MPM BIOVENTURES III GP, L.P.

		By:	MPM BioVentures III LLC,
its General Partner
By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager
		By:	/s/ Luke Evnin

		Name:	Luke Evnin
		Title:	Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin	/s/ Ansbert Gadicke

Name:	Luke Evnin	Ansbert Gadicke
Title:	Series A Member

/s/ Luke Evnin	/s/ Nicholas Galakatos

Luke Evnin	Nicholas Galakatos

/s/ Michael Steinmetz	/s/ Kurt Wheeler

Michael Steinmetz	Kurt Wheeler

/s/ Nicholas Simon III	/s/ Dennis Henner

Nicholas Simon III	Dennis Henner
EXHIBITS
A: Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Helicos BioSciences Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11th day of February, 2010.

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
	its General Partner	By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner
By:	MPM BioVentures III LLC,
	its General Partner	By:	MPM BioVentures III LLC,
its General Partner
By:	/s/ Luke Evnin

	Name: Luke Evnin	By:	/s/ Luke Evnin

	Title: Series A Member		Name: Luke Evnin
Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC		MPM BIOVENTURES III GP, L.P.
		By:	MPM BioVentures III LLC,
its General Partner
By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager
		By:	/s/ Luke Evnin

		Name:	Luke Evnin
		Title:	Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin	/s/ Ansbert Gadicke

Name:	Luke Evnin	Ansbert Gadicke
Title:	Series A Member

/s/ Luke Evnin	/s/ Nicholas Galakatos

Luke Evnin	Nicholas Galakatos

/s/ Michael Steinmetz	/s/ Kurt Wheeler

Michael Steinmetz	Kurt Wheeler

/s/ Nicholas Simon III	/s/ Dennis Henner

Nicholas Simon III	Dennis Henner